Exhibit 99

FOR RELEASE –– APRIL 27, 2011

Corning Announces First-Quarter Results

Strength continued across all business segments

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its results for the first quarter of 2011.

First-Quarter Highlights

•	Sales were $1.9 billion, increasing 9% sequentially and 24% year over year.
•	Earnings per share were $0.47. Excluding special items, earnings per share were also $0.47*, a 2% sequential increase, but a 10% decline year over year.
•
Display Technologies wholly owned business glass volume increased by upper-single digits sequentially, while volume at Samsung Corning Precision Materials Co., Ltd., improved slightly. The company’s total glass volume, which includes its wholly owned business and SCP, increased 5% sequentially.

•	Telecommunications sales increased 7% sequentially and 30% year over year.
•	Specialty Materials sales jumped 29% sequentially and 165% year over year, driven primarily by Corning® Gorilla® Glass.
•	Environmental Technologies sales improved 12% sequentially and 35% year over year.

First-Quarter Financial Comparisons
	Q1 2011	Q4 2010	% Change	Q1 2010	% Change
Net Sales in millions	$1,923	$1,765	9%	$1,553	24%
Net Income in millions	$ 748	$1,044	(28%)	$ 816	(8%)
Non-GAAP Net Income in millions*	$ 751	$ 733	3%	$ 818	(8%)
GAAP EPS	$ 0.47	$ 0.66	(29%)	$ 0.52	(10%)
Non-GAAP EPS*	$ 0.47	$ 0.46	2%	$ 0.52	(10%)
*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

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Corning Announces First-Quarter Results
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Remarking on the strong first-quarter results, Wendell P. Weeks, chairman, chief executive officer and president, said, “We built on the momentum coming out of 2010 to deliver exceptional year-over-year performance from all of our business segments. Our volume across the display business remained strong. We continued to experience very healthy sales and exceptional market acceptance for Gorilla® Glass. Our telecommunications performance was robust and at levels we haven’t experienced in a number of years, and the recovery in the heavy-duty diesel market has driven our diesel sales to record highs.”

First-Quarter Segment Results
Sales in the Display Technologies segment were $790 million, increasing 5% sequentially and comparable to a year ago. Glass price declines in the quarter were more moderate than the previous quarter, as expected.

Telecommunications segment sales were $474 million, a 7% sequential increase and 30% year-over-year improvement. Sequential sales for the quarter increased across most of the segment’s major product areas with significant demand for the company’s fiber-to-the-home solutions. Corning noted that its optical fiber volume in March was higher than any other month in its history.

Environmental Technologies segment sales were $259 million, an increase of 12% sequentially and 35% year over year. The company saw record quarterly sales in diesel engine filters and increased automotive substrate sales.

Specialty Materials segment sales were $254 million, a 29% sequential increase and 165% year-over-year improvement. The growth was fueled by a 50% increase in Gorilla® Glass sequential sales as more handheld and IT consumer device manufacturers make it the cover glass of choice. These Gorilla® Glass sales include TV cover glass.

Corning’s equity earnings totaled $398 million compared to $511 million in the previous quarter and $469 million a year ago. Equity earnings included nonrecurring gains of $103 million in the fourth quarter of 2010 and $21 million in the first quarter of 2010.

Gross margin for the quarter remained strong at 45%, an increase versus fourth-quarter gross margin of 43%. Net profit before tax*, excluding special items, was $867 million, an increase of 15% sequentially, and the result of strong sales growth, higher gross margin, and lower operating expenses. Excluding special items, net profit after tax was up only slightly sequentially, the result of the anticipated increase in the company’s effective tax rate.

Looking Forward
James B. Flaws, vice chairman and chief financial officer, said, “First-quarter performance was tremendous and it bolsters our confidence that each of our business segments will experience substantial growth this year and for several years to come.”

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Corning Announces First-Quarter Results
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In the display segment, Corning expects combined glass volume in the second quarter to be consistent with the first quarter. Glass volume for the company’s wholly owned business is anticipated to decline in the low- to mid-teen range sequentially, primarily the result of lower utilization rates at several customers. At Samsung Corning Precision, volume is expected to increase in the low- to mid-teen range for the quarter. Glass price declines are expected to continue to moderate.

Regarding the earthquake and tsunami in Japan and Sharp Electronics Corporation’s recent utilization reductions, Flaws said, “We have reviewed the display component supply chain in Japan. It is our opinion that a potential component shortage that could cause a significant disruption is unlikely. With regard to Sharp’s decision to reduce production, we see this as a temporary situation that will not last beyond the second quarter.”

As a result, the company expects a significant increase in LCD glass demand in the third quarter with Sharp resuming production and the global supply chain preparing for the seasonally strong fourth quarter.

Telecommunications segment second-quarter sales are expected to increase around 20% sequentially and be up nearly 30% year over year.

Environmental Technologies segment second-quarter sales are expected to decline slightly sequentially compared to a record first quarter. Year-over-year quarterly sales increases should be about 35%.

Specialty Materials sequential sales in the second quarter are expected to grow about 20%, the result of continued strong Gorilla® Glass performance.

Corning anticipates that equity earnings will be up about 10% sequentially.

“There are several key market trends that seem to be playing to Corning’s strengths as we look to the future. These trends provide us with great opportunities across all our major businesses and position Corning to grow sales to more than $10 billion by 2014,” Flaws concluded.

Upcoming Meetings
Corning executives will present at the JP Morgan Technology Conference in Boston, May 16, the Barclay’s Americas Select Conference in London, May 23, and at the Bernstein Strategic Decisions Conference in New York, June 2.

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Corning Announces First-Quarter Results
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First-Quarter Conference Call Information
The company will host a first-quarter conference call on Wednesday, April 27 at 8:30 a.m. ET. To participate, please call toll free (800) 230-1059 or for international access call (612) 234-9959 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER ONE’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Wednesday, May 11, 2011. To listen, dial (800) 475-6701 or for international access call (320) 365-3844. The access code is 199110. The webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s Web site by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

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Corning Announces First-Quarter Results
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Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization;  pricing fluctuations and changes in the mix of sales between premium and non-premium products;  new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact: Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Investor Relations Contact: Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended March 31,
	2011	2010

Net sales	$1,923	$1,553
Cost of sales	1,049	822

Gross margin	874	731

Operating expenses:
Selling, general and administrative expenses	250	235
Research, development and engineering expenses	156	145
Amortization of purchased intangibles	3	2
Restructuring, impairment and other credits		(2)
Asbestos litigation charge (credit) (Note 1)	5	(52)

Operating income	460	403

Equity in earnings of affiliated companies	398	469
Interest income	4	3
Interest expense	(27)	(26)
Other income, net	27	64

Income before incomes taxes	862	913
Provision for income taxes	(114)	(97)

Net income attributable to Corning Incorporated	$748	$816

Earnings per common share attributable to Corning Incorporated:
Basic (Note 2)	$0.48	$0.52
Diluted (Note 2)	$0.47	$0.52
Dividends declared per common share	$0.05	$0.05

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	March 31, 2011	December 31, 2010
Assets

Current assets:
Cash and cash equivalents	$4,570	$4,598
Short-term investments, at fair value	1,733	1,752
Total cash, cash equivalents and short-term investments	6,303	6,350
Trade accounts receivable, net of doubtful accounts and allowances	1,107	973
Inventories	841	738
Deferred income taxes	433	431
Other current assets	353	367
Total current assets	9,037	8,859

Investments	4,569	4,372
Property, net of accumulated depreciation	9,235	8,943
Goodwill and other intangible assets, net	885	716
Deferred income taxes	2,760	2,790
Other assets	174	153

Total Assets	$26,660	$25,833

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$26	$57
Accounts payable	949	798
Other accrued liabilities	919	1,131
Total current liabilities	1,894	1,986

Long-term debt	2,245	2,262
Postretirement benefits other than pensions	915	913
Other liabilities	1,251	1,246
Total liabilities	6,305	6,407

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,633 million and 1,626 million	817	813
Additional paid-in capital	12,954	12,865
Retained earnings	7,550	6,881
Treasury stock, at cost; Shares held: 66 million and 65 million	(1,240)	(1,227)
Accumulated other comprehensive income	223	43
Total Corning Incorporated shareholders’ equity	20,304	19,375
Noncontrolling interests	51	51
Total equity	20,355	19,426

Total Liabilities and Equity	$26,660	$25,833

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended March 31,
	2011	2010
Cash Flows from Operating Activities:
Net income	$748	$816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	226	206
Amortization of purchased intangibles	3	2
Asbestos litigation charges (credits)	5	(52)
Restructuring, impairment and other credits		(2)
Cash received from settlement of insurance claims	66
Stock compensation charges	23	29
Earnings of affiliated companies in excess of dividends received	(78)	(241)
Deferred tax provision	15	50
Restructuring payments	(9)	(31)
Credits issued against customer deposits	(7)	(30)
Employee benefit payments, net of payments	34	26
Changes in certain working capital items:
Trade accounts receivable	(121)	(120)
Inventories	(79)	(31)
Other current assets	(26)	32
Accounts payable and other current liabilities, net of restructuring payments	(83)	(74)
Other, net	(144)	63
Net cash provided by operating activities	573	643

Cash Flows from Investing Activities:
Capital expenditures	(532)	(173)
Acquisitions of businesses, net of cash received	(148)
Net proceeds from sale or disposal of assets	1
Short-term investments – acquisitions	(883)	(224)
Short-term investments – liquidations	903	472
Other, net	2	2
Net cash (used in) provided by investing activities	(657)	77

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(10)	(58)
Principal payments under capital lease obligations	(32)
Proceeds from issuance of common stock, net		4
Proceeds from the exercise of stock options	64	21
Dividends paid	(79)	(78)
Net cash used in financing activities	(57)	(111)
Effect of exchange rates on cash	113	(75)
Net (decrease) increase in cash and cash equivalents	(28)	534
Cash and cash equivalents at beginning of period	4,598	2,541

Cash and cash equivalents at end of period	$4,570	$3,075

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended March 31, 2011
Net sales	$790	$474	$259	$254	$144	$2	$1,923
Depreciation (1)	$124	$28	$25	$37	$8	$2	$224
Amortization of purchased intangibles		$1			$2		$3
Research, development and engineering expenses (2)	$25	$29	$23	$29	$4	$22	$132
Equity in earnings of affiliated companies	$294	$3		$3		$7	$307
Income tax (provision) benefit	$(139)	$(19)	$(14)	$(3)	$(7)	$9	$(173)
Net income (loss) (3)	$638	$41	$29	$8	$15	$(15)	$716

Three months ended March 31, 2010
Net sales	$782	$364	$192	$96	$118	$1	$1,553
Depreciation (1)	$128	$30	$26	$11	$8	$3	$206
Amortization of purchased intangibles		$1			$1		$2
Research, development and engineering expenses (2)	$23	$29	$23	$16	$4	$28	$123
Restructuring, impairment and other credits				$(2)			$(2)
Equity in earnings of affiliated companies	$344		$3			$11	$358
Income tax (provision) benefit	$(132)	$(4)	$(5)	$3	$(8)	$11	$(135)
Net income (loss) (3)	$703	$8	$11	$(7)	$17	$(15)	$717

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)
Many of Corning’s administrative and staff functions are performed on a centralized basis.  Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function.  Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):
	Three months ended March 31,
	2011	2010
Net income of reportable segments	$731	$732
Non-reportable segments	(15)	(15)
Unallocated amounts:
Net financing costs (1)	(52)	(46)
Stock-based compensation expense	(23)	(29)
Exploratory research	(17)	(15)
Corporate contributions	(21)	(12)
Equity in earnings of affiliated companies, net of impairments (2)	91	111
Asbestos litigation (3)	(5)	52
Other corporate items (4)	59	38
Net income	$748	$816

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)
Primarily represents the equity earnings of Dow Corning Corporation.  In the first quarter of 2010, equity earnings of affiliated companies, net of impairments, includes a credit of $21 million for our share of U.S. advanced energy manufacturing tax credits at Dow Corning Corporation.

(3)
In the first quarter of 2011, Corning recorded a charge of $5 million to adjust the asbestos liability for the change in value of components of the Modified PCC Plan.  In the first quarter of 2010, Corning recorded a net credit of $52 million primarily reflecting the change in the terms of the proposed asbestos settlement.

(4)	In the first quarter of 2010, other corporate items included a tax charge of $56 million from the reversal of the deferred tax asset associated with a Medicare subsidy.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Asbestos Litigation

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the resolution of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan).  On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan.  On January 29, 2009, a proposed plan of reorganization (the Amended PCC Plan) resolving issues raised by the Court in denying the confirmation of the 2003 Plan was filed with the Bankruptcy Court.

As a result, Corning believes the Amended PCC Plan, modified as indicated below, now represents the most probable outcome of this matter and expects that the Amended PCC Plan will be confirmed by the Court.  Corning believes the 2003 Plan no longer serves as the basis for the Company’s best estimate of liability.  The proposed arrangement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments recorded at present value.  Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares.  The Amended PCC Plan does not include certain non-PCC asbestos claims that may be or have been raised against Corning.  Corning has recorded an additional amount for such claims in its estimated asbestos litigation liability.  In the first quarter of 2010, documents were filed with the Bankruptcy Court modifying the Amended PCC Plan by reducing the amount of cash expected to be contributed by Corning under the Amended PCC Plan in return for Corning relinquishing its claim for reimbursement of its payments and contributions under the Amended Plan from certain insurance carriers involved in the proceedings.

In the first quarter of 2011, we recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos litigation liability for the change in value of the components of the Modified PCC Plan.

2.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended March 31,		Three months ended December 31, 2010
	2011	2010

Basic	1,565	1,555	1,560
Diluted	1,589	1,579	1,584
Diluted used for non-GAAP measures	1,589	1,579	1,584

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
QUARTER SALES INFORMATION
(Unaudited; in millions)

	2011	2010
	Q1	Q1	Q2	Q3	Q4	Total

Display Technologies	$790	$782	$834	$645	$750	$3,011

Telecommunications
Fiber and cable	248	190	227	232	229	878
Hardware and equipment	226	174	214	232	214	834
	474	364	441	464	443	1,712

Environmental Technologies
Automotive	123	117	109	119	117	462
Diesel	136	75	75	89	115	354
	259	192	184	208	232	816

Specialty Materials	254	96	126	159	197	578

Life Sciences	144	118	125	125	140	508

All Other	2	1	2	1	3	7

Total	$1,923	$1,553	$1,712	$1,602	$1,765	$6,632

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended March 31, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.47	$867	$751

Special items:
Asbestos settlement (a)	-	(5)	(3)

Total EPS and net income	$0.47	$862	$748

(a)	In the first quarter of 2011, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended March 31, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.52	$838	$818

Special items:
Restructuring, impairment, and other charges (a)	-	2	1

Asbestos settlement (b)	0.02	52	33

Equity in earnings of affiliated companies (c)	0.01	21	20

Provision for income taxes (d)	(0.03)	-	(56)

Total EPS and net income	$0.52	$913	$816

(a)	In the first quarter of 2010, Corning recorded a credit of $2 million ($1 million after-tax) for adjustments to restructuring reserves.

(b)	In the first quarter of 2010, Corning recorded a net credit of $52 million ($33 million after-tax) primarily reflecting the change in estimate of our asbestos settlement liability.

(c)
In the first quarter of 2010, equity in earnings of affiliated companies included a credit of $21 million ($20 million after-tax) primarily for Corning’s share of advanced energy manufacturing tax credits at Dow Corning Corporation.

(d)	In the first quarter of 2010, Corning recorded a $56 million tax charge from the reversal of the deferred tax asset associated with a Medicare subsidy.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended December 31, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.46	$754	$733

Special items:
Insurance settlement (a)	0.13	324	206

Asbestos settlement (b)	-	8	5

Equity in earnings of affiliated companies (c)	0.07	103	100

Total EPS and net income	$0.66	$1,189	$1,044

(a)
In the fourth quarter of 2010, Corning recorded $324 million ($206 million after-tax) on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

(b)	In the fourth quarter of 2010, Corning recorded a net credit of $8 million ($5 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

(c)
In the fourth quarter of 2010, equity in earnings of affiliated companies included a credit of $26 million ($24 million after-tax) for our share of a release of valuation allowance on foreign deferred tax assets, a $16 million ($15 million after-tax) credit for our share of excess foreign tax credits from foreign dividends and a $61 million credit for our share of a revised Samsung Corning Precision tax holiday calculation agreed to by the Korean National Tax Service.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended March 31, 2011 and December 31, 2010
(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months ended March 31, 2011 and December 31, 2010 are non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended March 31, 2011	Three months ended December 31, 2010

Cash flows from operating activities	$573	$2,092

Less: Cash flows from investing activities	(657)	(560)

Plus: Short-term investments – acquisitions	883	768

Less: Short-term investments – liquidations	(903)	(743)

Free cash flow	$(104)	$1,557